Exhibit 10.19

SECOND AMENDMENT TO AMENDED & RESTATED LOAN AGREEMENT

The SECOND AMENDMENT to the AMENDED AND RESTATED LOAN AGREEMENT is entered into as of the 27th day of March 2019 (the “Second Amendment Agreement”),

BETWEEN: KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed under the laws of Barbados;

(hereinafter called the “Lender”)

AND: SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;

(hereinafter called the “Synergy”)

WHEREAS Synergy and the Lender are parties to that certain loan agreement (the “Amended and Restated Loan Agreement”) made as of the 9th day of August 2017, pursuant to which the Lender has extended a loan to Synergy in the principal amount of Ten Million United States Dollars ($10,000,000) (the “Loan”);

WHEREAS, per the audited financial statements for the year ended December 31”, 2018, Synergy failed to achieve (1) the Five Million Dollars ($5,000,000) Minimum EBITDA covenant in accordance with Clause 9.1(z)(i) of the Amended and Restated Loan Agreement, (2) the Net Debt to TTM EBITDA ratio of 6:1 in accordance with Clause 9.1(z)(ii) and (3) the Cash Balance in accordance with Clause 9.1(z)(iii). In accordance with Article 11.1 of the Amended and Restated Loan Agreement such failure is an Event of Default.

WHEREAS, Due to the Event of Default, the Lender and Synergy agree to the following;

In this Second Amendment Agreement, the following terms shall have the following meanings:

“FF Net Sales” means, with respect to any period, the total amount billed or invoiced on sales of Focus Factor Products and any royalties or milestone payments received or accrued during such period in any jurisdiction by the Borrower or any of its Affiliates, their associated parties and any licensees to unaffiliated third parties in bona fide arm’s length transactions, less the following deductions, in each case to the extent reasonable and customarily provided to unaffiliated entities and actually allowed and taken or accrued with respect to such sales:

a)	Credits, price adjustments or allowances for damaged products, returns or rejections of any FF products;

b)	Normal and customary trade, cash and quantity discount, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

c)	Chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;

d)	Sales, value-added (to the extent not refundable in accordance with Applicable Law), and excise Taxes and other Taxes directly related to the sale to the extent included in amount invoiced (but not including Taxes assessed against the income derived from such sale).

e)	Stocking allowances; and

The whole of which shall at all times be calculated in accordance with GAAP

“FF Products” means, collectively, the products known as FOCUSfactor, FOCUSfactor Kids and any other products of Borrower or its Subsidiaries now or here after marketed or sold under the FOCUSfactor brand, and any improvements thereon.

Synergy and the Lender agree to the following amendments to the Amended and Restated Loan Agreement:

1.	Synergy and the Lender hereby agree to replace clause 9.1(z)(i) of the Amended and Restated Loan agreement with the following:

The Borrower shall maintain a minimum EBITDA of One Million and Nine Hundred Thousand Dollars ($1,900,000) for the twelve (12) months ending on December 31$t, 2018. For each twelve (12) month period ending on the last day of each Fiscal Quarter until September 30th, 2019, the minimum EBITDA shall be maintained pursuant to Schedule “A” herein attached but for clarity to be:

The Borrower shall maintain a minimum EBITDA of Two Million Five Hundred Thousand Dollars ($2,500,000) for the twelve (12) months ending on March 31, 2019

The Borrower shall maintain a minimum EBITDA of Three Million Five Hundred Thousand Dollars ($3,500,000) for the twelve (12) months ending on June 30th, 2019

Following thereafter, the borrower shall maintain a minimum EBITDA of Five Million Dollars ($5,000,000) for the twelve (12) month period ending on the last day of each Fiscal Quarter thereafter, provided that the minimum EBITDA amount shall be increased by an amount equal to 50% of any Additional Tranche advanced to Borrower hereunder;

2.	Synergy and the Lender hereby agree to replace clause 9.1(z)(ii) of the Amended and Restated Loan agreement with the following:

The Borrower shall maintain a Net Debt to TIM EBITDA Ratio of no more than 8:1 for the twelve (12) month period ending on December 31, 2018 until March 31, 2019 and shall maintain a Net Debt to TTM EBITDA Ratio of no more than 6:1

3.	Synergy and the Lender hereby agree to replace clause 9.1(z)(iii) of the Amended and Restated Loan agreement with the following:

The Borrower shall maintain at all times a minimum positive cash balance equal to Five Hundred and Seventy-Five Thousand Dollars ($575,000) for the three (3) months ending on December 31, 2018.

The Borrower shall maintain at all times a minimum positive cash balance equal to Seven Hundred and Fifty Thousand Dollars ($750,000) for the three (3) months ending on March 31, 2019

The Borrower shall maintain at all times a minimum positive cash balance equal to One Million Dollars ($1,000,000) after March 31, 2019.

4.	The default interest rate of 15.5% will apply as from October 1, 2018 to June 30, 2019. The interest shall be calculated daily, compounded quarterly and payable in accordance with the terms of the Amended and Restated Loan Agreement.

5.	The borrower has included one-time adjustments of approximately $4.4 million (“Adjustments”) in the 2018 EBITDA calculation. For clarity purposes, the Adjustments are subject to the review and approval by Lender. The borrower will provide necessary support and documentation of the Adjustments within 15 days of execution of Second Amendment Agreement.

In witness whereof, the parties have duly executed this amendment as of March 27th, 2019.

/s/ Jack Ross	/s/ Michel Loustric
Jack Ross, CEO – Synergy CHC Corp	Michel Loustric, President – Knight Therapeutics (Barbados) Inc.

Schedule “A”

Covenant	Current Dec’18	Q1	Q2	Q3	Q4
Minimum TTM EBITDA	1,900,000	2,500,000	3,500,000	5,000,000	5,000,000
Minimum Cash Balance	575,000	750,000	1,000,000	1,000,000	1,000,000
Minimum UM Revenues	20,000,000	20,000,000	20,000,000	20,000,000	20,000,000
Minimum FF Net Sales	15,000,000	15,000,000	15,000,000	15,000,000	15,000,000
Net Debt to UM EBITDA	8:1	6:1	6:1	6:1	6:1